Exhibit 107.1
	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Debt	Global Medium-Term Notes, Series A	457(r)	2,547.00	$1,000.00	$2,547,000.00	0.0001102	$280.6794
The pricing supplement to which this Exhibit is attached is a final prospectus for the related offering.
The amended pricing supplement to which this Exhibit is attached is an amendment of the final prospectus for the related offering.  This amendment increases the maximum aggregate offering price of that offering by $-2,447,000.00.